ALAMO CBD

June 24, 2016

Indoor Harvest
5300 East Freeway, Suite A
Houston, TX 77020

RE: Letter of Intent

Mr. Zimmerman:

It is our pleasure to provide Indoor Harvest with this letter of intent to design and build Alamo CBD's 17,500 square foot cultivation and CBD oil production facility in Wilson County, Texas. Furthermore, it is Alamo CBD's intent to use Indoor Harvest's state of the art, patent-pending High Pressure Aeroponic cultivation system to produce the highest grade CBD oil in the state of Texas and beyond.

Alamo CBD has been thoroughly impressed with the leadership and expertise of the Indoor Harvest executive team and we are confident that the Indoor Harvest turnkey approach to the design and construction of our cultivation and production facility is the most efficient delivery method, both in terms of time and cost.

It is Alamo CBD's mission to provide the most pure, sterile and consistent CBD oil in the State of Texas. It is our belief that by using the Indoor Harvest High Pressure Aeroponic cultivation system, and thereby eliminating soil from the cultivation process, that our CBD oil will be the most pure and sterile product available to patients in Texas. Additionally, the Indoor Harvest High Pressure Aeroponic system allows us to have precise control over the amount of water and nutrients that our plants will receive, leading to the most consistent CBD oil in Texas. Finally, it should be noted that all of these benefits will be done while reducing water usage by approximately 80% over a soil-based cultivation method, thereby reducing Alamo CBD's impact on the State's water supply; an important fact in a state where water conservation is top of mind.

In closing, we feel that with Indoor Harvest's expertise in designing and building our cultivation and CBD oil production facility, combined with Alamo CBD's expertise in the fields of Science and Medicine, Alamo CBD will be the leading producer of high-grade CBD oil in the state of Texas and beyond. We look forward to our partnership.

Sincerely,

Dr. Lang Coleman
for Alamo CBD™ and South Texas THC, LLC